Exhibit 99.1

Tribune Publishing Co. Appoints Justin C. Dearborn as Chief Executive Officer

CHICAGO (February 23, 2016) — Tribune Publishing Co. (NYSE: TPUB) today announced that its Board of Directors has appointed Justin C. Dearborn as Chief Executive Officer and a Director, effective immediately.

Dearborn most recently served as CEO of Merge, where he led the publicly traded company through a period of sustainable growth until its acquisition by IBM in October of 2015 in a $1 billion transaction. Merge was integrated into IBM’s Watson division to deliver intuitive, cognitive computing solutions.

“I believe Tribune Publishing has a significant opportunity to leverage technology to increase the value of its content and distribution channels,” said Justin Dearborn. “Although this is a different medium than my last technology company, it has the same challenge on how to create the highest value for our content.”

Dearborn continued, “I want to thank Jack Griffin for his leadership as I inherit a strong foundation and the privilege of leading these iconic brands through the next chapter of innovation and transformation.”

Jack Griffin was instrumental in the spin-off that created Tribune Publishing Company as an independent, publicly traded company. During his tenure, Griffin effectively managed costs and built a strong acquisition pipeline.

Tribune Publishing Chairman Michael Ferro added, “The Board thanks Jack Griffin for his significant contributions and wishes him the best of luck in his future endeavors. “

“I’m proud of all that we have accomplished to reorient the Company and position these premium brands for the future,” said Jack Griffin. “I have tremendous respect for the mission of this business and for the dedicated employees that serve this organization with distinction. With the progress and foundation that has been laid, the timing is right for a new leader to come on board and lead Tribune Publishing through its next phase of transformation. I thank everyone at Tribune Publishing for their hard work through this transition and look forward to moving ahead to my next challenge.”

Tribune Publishing Co. will release Fourth Quarter and Full-Year 2015 results before the market opens on Wednesday, March 2, 2016. The Company’s earnings conference call will be held at 10 a.m. CT on March 2. Chief Executive Officer Justin Dearborn and Chief Financial Officer Sandra Martin will be on the call to discuss the fourth quarter financial results.

About Tribune Publishing Company

Tribune Publishing Company (NYSE:TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company’s diverse portfolio of iconic news and information brands includes 11 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; San Diego; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa., and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy, El Sentinel and VidaLatina, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing Company is headquartered in Chicago.

(TPUB-C)

Contact:

Dana Meyer, 312-222-3308

dmeyer@tribpub.com